UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:                                                                                                           Tekla Income Edge Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

100 Federal Street, 19th Floor

Boston, MA 02110

Telephone Number:                                    (617) 772-8500

Name and Address of Agent for Service of Process:

Daniel R. Omstead, Ph.D.
100 Federal Street, 19th Floor

Boston, MA 02110

With Copies to:

Christopher P. Harvey, Esq.

Allison M. Fumai, Esq.

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and State of Massachusetts on the 5th day of December, 2019.

Tekla Income Edge Fund

/s/ Daniel R. Omstead
		By:	Daniel R. Omstead
		Title:	Trustee

Attest:

/s/ Laura Woodward
By:	Laura Woodward
Witness